Exhibit 99.1

UniTek Global Services Expands Fulfillment Business Through Acquisition of Assets of Skylink LTD

Transaction Adds Nine New Markets in Three States to Industry-Leading Platform

Expected to be Immediately Accretive to EBITDA1 Margins and Net Income, While Improving Leverage Ratios

BLUE BELL, PA – September 13, 2012 – UniTek Global Services, Inc. (“UniTek” or the “Company”) (NasdaqGM: UNTK), a premier provider of permanently outsourced infrastructure services to the telecommunications, broadband cable, wireless, transportation, public safety and satellite television industries, today announced that its subsidiary, DirectSat USA, has agreed to acquire the assets of Skylink LTD (“Skylink”), a fulfillment installation services provider to DirecTV, the nation’s largest satellite television provider, and ViaSat, a provider of innovative satellite broadband services. The transaction is expected to close on September 14, 2012.

The acquisition expands UniTek’s satellite fulfillment presence into nine new markets in Ohio, Indiana and West Virginia, and enables the Company to leverage contiguous operations and its industry-leading fulfillment services platform for its largest customer. For the year ended December 31, 2011, Skylink generated revenue of approximately $31.2 million, with EBITDA1 of $5.9 million. The Company expects EBITDA1 of the acquired business to exceed $7.0 million per year after eliminating certain redundant costs in the combined operations.

“We remain focused on continuing to develop our core markets and strengthening key customer relationships. This transaction allows us to realize operational efficiencies by implementing our industry-leading technology platform and performance-driven culture,” said Rocky Romanella, Chief Executive Officer of UniTek, “The addition of these territories bridges DirectSat’s operations in the East and Midwest regions, and helps position UniTek for further market share growth.”

The maximum total consideration under the agreement is $23.5 million, which includes $14.0 million in cash at closing and earn-out payments up to $9.5 million, subject to achievement of certain performance milestones. The earn-out payments are expected to be $3.5 million payable in December 2012 and up to $6.0 million payable no later than May 31, 2013, with a minimum payment at that date of $4.0 million.

To fund the initial payment, UniTek has exercised its right to increase the amount of its existing term loan by $15 million. The interest rate, maturity date and terms of the existing loan agreement did not change. The Company expects to fund the remaining earn-out payments mainly through operational cash flow generated by the acquired assets over the next twelve months. The acquisition is expected to be immediately de-levering while augmenting one of the Company’s strongest performing businesses and improving EBITDA1 margins, net income and working capital profile.

Headquartered in Findlay, OH, Skylink was founded in 1998. Skylink specializes in fulfillment services including installations, upgrades and service calls for DirecTV and ViaSat. With a workforce including over 230 technicians, Skylink operates under a four-year agreement with DirecTV in the cities of Fort Wayne, Indiana, Beckley, Culloden and Buckhannon, West Virginia and Dayton, Findlay, Cambridge, Celina and Hilliard, Ohio.

About UniTek Global Services:

UniTek Global Services is a provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless, two-way radio, transportation, public safety and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 200 customers. www.unitekgs.com.

Forward-Looking Statements

The statements in this press release that are not historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements regarding the Company's business model, plans for growth, expected growth in certain market segments, the acquisition of Pinnacle and the integration of its business with ours and our expectations for the Pinnacle business when combined with ours. These statements are subject to uncertainties and risks including, but not limited to, operating performance, general financial, economic, and political conditions affecting the Company's business and its target industries, the ability of the Company to perform its obligations under its contracts and agreements with customers, risks relating to the acquisition of Pinnacle and the integration of its business into ours and other risks contained in reports filed by the Company with the Securities and Exchange Commission, including in our Form 10-K for the year ended December 31, 2011. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Endnote:

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by our management to evaluate operating performance of the Company. While EBITDA is not intended to replace any presentation included in the Company's consolidated financial statements under generally accepted accounting principles (or GAAP) and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance with other companies in our industry. This calculation may differ in method of calculation from similarly titled measures used by other companies.

Contact Info:

The Piacente Group, Inc. | Investor Relations

Lee Roth

(212) 481-2050

unitek@tpg-ir.com